Exhibit 12.2




      Ration of Combined Charges and Preference Dividends to Earnings
                           (dollars in thousands)



                                                           Three       Three
                         March 5, 1996     Year            Months      Months
                         (inception) to   Ended            Ended       Ended
                         December 31,   December 31,       March 31,  March 31,
                            1996          1997       1998    1998       1999
                            ----          ----       ----    ----       ----
Fixed charges
and Preference
Dividends:
  Interest expense on
  indebtedness
  (including amortization
  of debt expense and
  discount)                    879      5,859     66,880     11,929     19,761

  Interest expense on
  portion of rent expense
  representative of
  interest                     127        756        904        458      1,813

  Preference Dividends           -          -          -          -          -
                          --------   --------   --------   --------   --------

Total Fixed Charges and
  Preference Dividends       1,006      6,615     67,784     12,387     21,574
                          --------   --------   --------   --------   --------

Earnings (Loss):
Net loss before
  provisions for
    income taxes           (13,633)  (138,054)  (281,471)  ( 38,558)  (108,112)

Fixed charges per above      1,006      6,615     67,784     12,387     21,574
                          --------   --------   --------   --------   -------

Total Earnings (Loss)      (12,627)  (131,439)  (213,687)   (26,171)   (86,538)
                          ========   ========   ========   ========   ========

Ratio of Earnings to
  Fixed Charge               (0.08)     (0.05)     (0.32)     (0.47)     (0.25)
                          ========   ========   ========   ========   ========

Coverage deficiency        (13,633)  (138,054)  (281,471)   (38,558)  (108,112)
                          ========   ========   ========   ========   ========